Exhibit (a)(5)(D)

InfuSystem Holdings Announces Warrant Exchange Offer

MADISON HEIGHTS, MI—(Marketwire—02/16/10)—InfuSystem Holdings, Inc. (OTC.BB:INHI—News) (OTC.BB:INHIW—News) (OTC.BB:INHIU—News), the leading provider of ambulatory infusion pumps and associated clinical services, today announced an Offer to Exchange common stock for outstanding warrants of InfuSystem. The exchange offer begins today and expires on March 17, 2010 at 5:00 PM EST, unless extended.

Holders of InfuSystem warrants may exchange their Warrants for either:

•	One (1) share of Common Stock for every thirty-five (35) Warrants tendered; or

•

One (1) share of Common Stock for every twenty-five (25) Warrants tendered, provided the recipient agrees to be subject to a lock-up provision precluding transfer of the shares of Common Stock received for six months following the expiration of the Exchange Offer.

The warrants currently trade under the symbol INHIW.OB. InfuSystem currently has 35,108,219 outstanding warrants. Each warrant is currently exercisable into one (1) share of common stock for an exercise price of $5.00, and expires on April 11, 2011.

To participate in the exchange, investors must tender their warrants in accordance with the instructions included in the Exchange Offer Statement, no later than 5:00 PM EST on March 17, 2010.

Copies of the Exchange Offer Statement will be available on the Company’s website at www.InfuSystem.com or can be obtained by contacting the Company at (248) 291-1210.

Important Additional Information

The tender offer to exchange common stock for warrants referenced in this press release has been made pursuant to a Tender Offer Statement on Schedule TO, containing an exchange offer statement, and other documents relating to the tender offer (the “Tender Offer Statement”), which InfuSystem filed with the SEC on February 16, 2010. WARRANT HOLDERS OF INFUSYSTEM ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS OF INFUSYSTEM ALSO ARE ADVISED THAT THEY MAY OBTAIN FREE COPIES OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS FILED BY INFUSYSTEM WITH THE SEC ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

About InfuSystem Holdings, Inc.

InfuSystem is the leading supplier of infusion services to oncologists and other outpatient treatment settings. The Company provides pole mounted and ambulatory pumps, supplies and related clinical, biomedical and billing services to practices and patients, nationwide. The Company’s unique suite of services appeals to practices, patients and payors by improving access to clinically necessary medical equipment, while driving down costs and maximizing clinical outcomes.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in InfuSystem’s publicly filed documents.

Contact:

Asher Dewhurst

Bob East

Westwicke Partners

(443) 213-0500

InfuSystem@Westwicke.com